As filed with the Securities and Exchange Commission on June 20, 2016

Registration No. 333-159986

Registration No. 333-128256

Registration No. 333-122701

Registration No. 333-75346

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-159986

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-128256

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-122701

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-75346

UNDER

THE SECURITIES ACT OF 1933

THE PHOENIX COMPANIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	06-1599088
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

One American Row, Hartford, Connecticut (860) 403-5000	06102-5056

(Address of principal executive offices)	(Zip Code)

2001 Savings and Investment Plan

2001 Agents Savings and Investment Plan

2005 Stock Incentive Plan

2005 Directors Stock Plan

2005 Restricted Stock Unit and Long-Term Incentive Plan

2005 Restricted Stock Unit Grants to Robert W. Fiondella and Dona D. Young

2005 Savings and Investment Plan

2009 Directors Equity Deferral Plan

John T. Mulrain

Executive Vice President, General Counsel and Secretary

The Phoenix Companies, Inc.

One American Row

Hartford Connecticut 06102-5056

(Name, address, including zip code, and telephone number, including area code, of agent for service of process)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filter, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the following Registration Statements of The Phoenix Companies, Inc. (the “Registrant”) on Form S-8 (collectively, the “Registration Statements”) filed by the Registrant with the Securities and Exchange Commission:

•	Registration Statement No. 333-75346, pertaining to the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), issuable under the 2001 Savings and Investment Plan and Agents Savings and Investment Plan;

•	Registration Statement No. 333-122701, pertaining to the Registrant’s Common Stock issuable under the 2005 Stock Incentive Plan, Directors Stock Plan, Restricted Stock Unit and Long-Term Incentive Plan, and Restricted Stock Unit Grants to Robert W. Fiondella and Dona D. Young;

•	Registration Statement No. 333-128256, pertaining to the Registrant’s Common Stock issuable under the 2005 Savings and Investment Plan;

•	Registration Statement No. 333-159986, pertaining to the Registrant’s Common Stock issuable under the 2009 Directors Equity Deferral Plan;

On June 20, 2016, pursuant to that certain Agreement and Plan of Merger (”Merger Agreement”), dated as of September 28, 2015, by and among Nassau Reinsurance Group Holdings, L.P. (“Nassau”), Davero Merger Sub Corp. (“Merger Sub”) and the Registrant, pursuant to which Merger Sub merged with and into the Registrant, with the Registrant continuing as the surviving corporation and a wholly owned subsidiary of Nassau (the “Merger”).

As a result of the Merger, the Registrant has terminated any and all offerings of its securities pursuant to each of the Registration Statements. In accordance with an undertaking contained in each of the Registration Statements to remove from registration by means of a post-effective amendment any of the securities registered under such Registration Statement that remain unsold at the termination of the offerings, the Registrant hereby removes from registration all securities registered but unsold under such Registration Statements. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on this Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Hartford, State of Connecticut, on this 20th day of June, 2016.

The Phoenix Companies, Inc.

By:	/s/ Jody Beresin
Jody Beresin
Executive Vice President and Chief Administrative Officer

Note: No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 under the Securities Act of 1933, as amended.